Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Announces $35 Million
Share Repurchase Authorization
EDEN PRAIRIE, Minnesota — September 18, 2006 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that its Board of Directors has authorized the repurchase of up to $35 million of the company’s outstanding common stock.
“I am pleased to announce our intention to purchase up to $35 million of SurModics common stock — the first share repurchase by SurModics in its history,” said Bruce Barclay, President and CEO. “Today’s announcement highlights the continued financial strength of the company. We continue to generate sustained earnings and cash flow, and our focus on capital efficiency and enhancing long-term shareholder value allows us to return capital to shareholders even as we continue to invest for future growth. Furthermore, we believe that our growth prospects are substantial and our stock is undervalued. As a result, the repurchase of common stock represents a highly attractive investment opportunity.”
Purchases may be made, from time to time, in open market transactions, privately negotiated transactions, transactions structured through investment banking institutions or a combination of the foregoing. The timing and amount of shares repurchased will be determined by management. Decisions will be based on a number of factors, including its evaluation of market and economic conditions, the relative attractiveness of business development and other capital deployment opportunities, regulatory requirements affecting the purchases, and other factors the company may consider relevant. Reacquired shares will be used to minimize dilution effects of the company’s stock-based employee compensation plans and stock issued as part of business development transactions, and for other corporate purposes. This share repurchase program does not have a fixed expiration date but currently is expected to run through calendar year 2007.

SurModics Announces Share Repurchase Authorization

About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies in the areas of biocompatibility, site specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug-eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700